Parkway Reports First Quarter 2013 Results

ORLANDO, Fla., May 6, 2013 /PRNewswire/ -- Parkway Properties, Inc. (NYSE:PKY) today announced results for its first quarter ended March 31, 2013.

  Highlights for First Quarter 2013 and Recent Events
  FFO of $0.30 per share and recurring FFO of $0.33 per share
  FAD of $0.22 per share
  Occupancy of 88.7%, with portfolio 89.7% leased
  Completed a public offering of 12.65 million shares of common stock resulting in $209.1 million of net proceeds
  Completed or under contract to purchase $391.5 million, at share, of office properties in targeted submarkets
  Revised outlook for 2013 to reflect investment and capital market activities

(Logo: http://photos.prnewswire.com/prnh/20030513/PARKLOGO)

"As we continue to achieve critical mass in our target markets and drive leasing gains, we are beginning to realize the value inherent in our portfolio, as evidenced by our strong first quarter results," stated James R. Heistand, President and Chief Executive Officer of Parkway. "Occupancy is now at 88.7% and improvements in operating efficiencies led to a 200 basis point increase in our NOI margin over the first quarter of last year. Our portfolio of well-located assets is strongly positioned in key submarkets within some of the country's fastest growing cities, which should continue to drive value and improved cash flow for the remainder of 2013."

For the first quarter 2013, funds from operations ("FFO") available to common shareholders was $17.3 million, or $0.30 per diluted share. Recurring FFO was $18.7 million, or $0.33 per diluted share, and funds available for distribution ("FAD") was $12.5 million, or $0.22 per diluted share. A reconciliation of FFO, recurring FFO and FAD to net income is included on page 12. Net income, FFO, recurring FFO, and FAD for the first quarter 2013, as well as a comparison to the prior year period, are as follows:

(Amounts in thousands, except per share)
	Three Months Ended March 31
	2013		2012
	Amount	Per Share	Amount	Per Share
Net Income (Loss)	$(3,879)	$(0.07)	$1,994	$0.09
Funds From Operations	$17,282	$0.30	$10,135	$0.43
Recurring Funds From Operations	$18,726	$0.33	$10,333	$0.44
Funds Available for Distribution	$12,461	$0.22	$3,712	$0.16
Wtd. Avg. Diluted Shares/Units	56,880		23,378

On a year-over-year basis, FFO increased materially on a gross basis but decreased on a per share basis. This is primarily the result of: (i) a repositioning of the portfolio, with $1.0 billion in asset acquisitions and $663.8 million of asset dispositions since the end of 2011; (ii) significant capital markets activities, including the issuance of 45.1 million shares of common stock in public and private offerings since the beginning of 2012 for gross proceeds of $608.7 million; and (iii) significant deleveraging of the Company, reducing net debt to EBITDA from 6.2x at December 31, 2011 to 4.8x at March 31, 2013. Parkway's repositioned portfolio has resulted in improved asset quality and location, which in turn has led to greater average gross rent per square foot, less capital expenditures per square foot per lease year, higher operating margins and higher customer retention rates.

Operational Results

Occupancy at the end of the first quarter 2013 was 88.7%, compared to 88.0% at the end of the prior quarter. Including leases that have been signed but have yet to commence, the Company's leased percentage at the end of the first quarter 2013 was 89.7%.

Parkway's share of recurring same-store net operating income ("NOI") was $16.1 million on a GAAP basis during the first quarter 2013, which was an increase of $259,000, or 1.6%, as compared to the same period of the prior year. On a cash basis, the Company's share of recurring same-store NOI increased 14.4% to $16.0 million as compared to the same period of the prior year.

The Company's portfolio GAAP NOI margin was 62.2% during the first quarter 2013, as compared to 60.2% during the same period of the prior year.

Leasing Activity

During the first quarter 2013, Parkway signed a total of 501,000 square feet of leases at an average rent per square foot of $25.03 and an average cost of $3.42 per square foot per year.

New & Expansion Leasing – During the first quarter 2013, the Company signed 61,000 square feet of new leases at an average rent per square foot of $22.18 and at an average cost of $6.41 per square foot per year. Expansion leases during the quarter totaled 86,000 square feet at an average rent per square foot of $25.48 and at an average cost of $5.37 per square foot per year.

Renewal Leasing – Customer retention during the first quarter 2013 was 78.2%. The Company signed 354,000 square feet of renewal leases at an average rent per square foot of $25.42, representing a 1.2% rate decrease from the expiring rate. The average cost of renewal leases was $2.31 per square foot per year.

The Company's leasing activity for the first quarter 2013 has led to greater revenue per square foot of total leases signed and greater customer retention. Customer retention is an important metric for the Company as renewal leases generally require less capital expenditure per square foot per year than new leases and no downtime to release a vacated space.

Significant operational and leasing statistics for the quarter as compared to prior quarters is as follows:

	For the Three Months Ended
	03/31/13	12/31/12	09/30/12	06/30/12	03/31/12
Ending Occupancy	88.7%	88.0%	89.6%	87.4%	85.9%
Customer Retention	78.2%	68.9%	76.0%	63.2%	46.8%
Square Footage of Total Leases Signed (in thousands)	501	413	439	394	368
Average Revenue Per Square Foot of Total Leases Signed	$25.03	$25.35	$21.78	$19.60	$22.55
Average Cost Per Square Foot Per Year of Total Leases Signed	$3.42	$4.74	$3.68	$2.93	$4.72

Acquisition and Disposition Activity

On January 17, 2013, Parkway completed the purchase of Tower Place 200, a 258,000 square foot office tower located in the Buckhead submarket of Atlanta, Georgia, for a gross purchase price of $56.3 million. Tower Place 200 was built in 1998 and is a 13-story, Class A office tower that shares a parking garage with Parkway's neighboring 3344 Peachtree asset. The building was 82.7% occupied at April 1, 2013 and is unencumbered by debt.

On March 7, 2013, Parkway completed the purchase of eight office properties totaling 1.0 million square feet located in the Deerwood submarket of Jacksonville, Florida for a gross purchase price of $130.0 million. The properties were developed in phases from 1996 through 2005 and were a combined 93.7% occupied at April 1, 2013. Parkway placed secured financing on the properties simultaneous with closing totaling $84.5 million that has a maturity date of April 1, 2023 and a fixed interest rate of 3.9%.

On March 15, 2013, the Company entered into a purchase and sale agreement to acquire an approximately 75% interest in the US Airways Building, a 225,000 square foot office property located in the Tempe submarket of Phoenix, Arizona for a purchase price of $41.8 million. US Airways will retain the remaining approximately 25% interest in the property. The US Airways Building was built in 1999 and is LEED® Gold Certified. It is located adjacent to Parkway's Hayden Ferry Lakeside and Tempe Gateway assets and shares a parking garage with Tempe Gateway. The property is 100% leased to US Airways through April 2024. US Airways has the option to terminate its lease on December 31, 2016 or December 31, 2021 with 12 months prior written notice. Closing is expected to occur by the end of the second quarter 2013, subject to customary closing conditions.

On March 20, 2013, the Company sold Atrium at Stoneridge, a 108,000 square foot office property located in Columbia, South Carolina, for a gross sales prices of $3.1 million and recorded a gain of $542,000 during first quarter 2013. The Company received $3.0 million in net proceeds from the sale, which was used to reduce amounts outstanding under the Company's revolving credit facility.

On March 25, 2013, the Company purchased its co-investor's 70% interest in three office properties totaling 788,000 square feet located in the Westshore submarket of Tampa, Florida owned by Parkway Properties Office Fund II, L.P. (the "Tampa Fund II Assets"). The agreed-upon gross valuation of the Tampa Fund II Assets was $139.3 million. Parkway's purchase price for its co-investor's 70% interest in the Tampa Fund II Assets was $97.5 million. Simultaneous with closing, the Company assumed $40.7 million of existing mortgage indebtedness that is secured by the properties, which represents its co-investor's 70% share of the approximately $58.1 million of existing mortgage indebtedness. The three assets include Corporate Center IV at International Plaza, Cypress Center I, II and III, and The Pointe. The Tampa Fund II Assets had a combined occupancy of 93.1% as of April 1, 2013.

On April 26, 2013, the Company entered into a purchase and sale agreement to acquire Lincoln Place, a 140,000 square foot office building located in the South Beach submarket of Miami, Florida. Lincoln Place was built in 2002 and is comprised of 111,000 square feet of office space and 29,000 square feet of retail space on the ground floor. There is a five-story garage with 534 parking spaces adjacent to the property that provides parking for daytime office tenants as well as hourly parking on nights and weekends. The property is currently 100% leased to LNR Corporation through June 2021 with no renewal or early termination option. Parkway is under contract to acquire Lincoln Place in exchange for the assumption of the existing secured first mortgage, which has a current outstanding balance of approximately $49.6 million, a fixed interest rate of 5.9% and a maturity date of June 11, 2016, and the issuance of 900,000 shares of operating partnership units. Based on Parkway's closing stock price of $18.20 on May 3, 2013, the implied purchase price is approximately $66.0 million, or $472 per square foot. Based on this implied purchase price, the property is expected to generate an initial full-year cash net operating income yield of approximately 6.7%. Closing is expected to occur by the end of the third quarter 2013, subject to customary closing conditions, the successful assumption of the existing first mortgage and Parkway's satisfactory completion of due diligence.

Capital Structure

At March 31, 2013, the Company did not have any amounts outstanding under its revolving credit facility, had $125.0 million outstanding under its unsecured term loan and held $74.6 million in cash and cash equivalents, of which $46.2 million of cash and cash equivalents was Parkway's share. Parkway's share of secured debt totaled $537.1 million at March 31, 2013.

On February 21, 2013, Parkway closed on an $80 million first mortgage secured by Phoenix Tower in Houston, Texas. Phoenix Tower is a 626,000 square foot office tower located in the Greenway Plaza submarket of Houston that was 83.9% occupied as of April 1, 2013. The mortgage has a maturity date of March 1, 2023 and a fixed interest rate of 3.9%.

At March 31, 2013, the Company's net debt to EBITDA multiple was 4.8x, using the quarter's annualized EBITDA after adjusting for the impact of acquisitions and dispositions completed during the period, as compared to 5.3x at December 31, 2012, and 4.7x at March 31, 2012. At March 31, 2013, the Company's net debt plus preferred to EBITDA multiple was 5.9x, as compared to 6.7x at December 31, 2012, and 6.5x at March 31, 2012.

On March 25, 2013, the Company completed an underwritten public offering of 12.65 million shares of its common stock for net proceeds of approximately $209.0 million. The Company used the net proceeds to redeem in full all of its outstanding 8.00% Series D Cumulative Redeemable Preferred Stock, to fund acquisitions, to repay amounts outstanding from time to time under its senior unsecured revolving credit facility and for general corporate purposes.

On April 25, 2013, the Company redeemed all of its outstanding 8.00% Series D Cumulative Redeemable Preferred Stock (the "Series D Preferred") using proceeds from its underwritten public offering of common stock. The Company paid $136.3 million to redeem these shares, which includes a $135.5 million liquidation value and accrued dividends of $723,000. The Company expects to record a $6.6 million non-cash charge during the second quarter of 2013, which represents the difference between the costs associated with the issuance, including the price at which such shares were paid, and the redemption price.

The redemption of the Series D Preferred will have a material impact on the Company's financial metrics beginning in the second quarter of 2013. As a result of this redemption, the Company will have a lower net debt plus preferred to EBITDA ratio, a greater fixed charge coverage ratio and fixed cash payment savings of approximately $10.8 million on an annual basis.

Common Dividend

The Company's previously announced first quarter cash dividend of $0.15 per share, which represents an annualized dividend of $0.60 per share, was paid on March 27, 2013 to shareholders of record as of March 13, 2013.

2013 Revised Outlook

After considering the Company's March 2013 underwritten public common stock offering, April 2013 Series D Preferred redemption and recent and pending investment activity, Parkway is revising its 2013 FFO outlook from $1.17 to $1.27 per share to $1.10 to $1.20 and adjusting its earnings (loss) per share ("EPS") to ($0.29) to ($0.19). The Company's revised 2013 FFO outlook includes the negative impact of a one-time, non-cash charge related to the redemption of the Series D Preferred, totaling approximately $6.6 million, or $0.10 per share, which will be recognized during second quarter 2013. Excluding this one-time, non-cash charge, the Company's FFO outlook range would increase to $1.20 to $1.30 per share. The reconciliation of projected EPS to projected FFO per diluted share is as follows:

Outlook for 2013	Range
Fully diluted EPS	($0.29-$0.19)
Parkway's share of depreciation and amortization	$1.40-$1.40
Gain on sale of real estate	($0.01-$0.01)
Reported FFO per diluted share	$1.10-$1.20

The revised 2013 outlook is based on the core operating, financial and investment assumptions described below. These assumptions reflect the Company's expectations based on its knowledge of current market conditions and historical experience. All dollar amounts presented for the revised 2013 outlook and the original 2013 outlook are at Parkway's share and dollars and shares are in thousands.

2013 Core Operating Assumptions	Revised 2013 Outlook	Original 2013 Outlook
Recurring cash NOI	$121,500 - $123,500	$115,500 - $117,500
Straight-line rent and amortization of above market rent	$ 10,500 - $ 11,500	$ 7,500 - $ 8,500
Lease termination fee income	$ 300 - $ 300	$ 300 - $ 300
Management fee after-tax net income	$ 7,500 - $ 8,500	$ 7,000 - $ 8,000
Recurring capital expenditures for building improvements, tenant improvements and leasing commissions	$ 18,000 - $ 19,000	$ 17,800 - $ 18,000
Total general and administrative ("G&A") expense	$ 19,000 - $ 20,500	$ 18,500 - $ 20,000
Share based compensation included in G&A expense	$ 4,500 - $ 5,500	$ 4,500 - $ 5,500
Mortgage and credit facilities interest expense	$ 33,500 - $ 34,000	$ 32,000 - $ 32,500
Original issue costs – redemption of preferred stock	$ 6,600 - $ 6,600	Not Provided
Portfolio ending occupancy	87.5% - 88.5%	87.5% - 88.5%
Weighted average annual diluted common shares/units	66,200 - 66,200	56,000 - 56,000

Variance within the outlook range may occur due to variations in the recurring revenue and expenses of the Company, as well as certain non-recurring items. The earnings outlook does not include the impact of possible future gains or losses on early extinguishment of debt, possible future acquisitions or dispositions and related costs, the impact of fluctuations in the Company's stock price on share-based compensation, possible future impairment charges or other unusual charges that may occur during the year, except as noted. It has been and will continue to be the Company's policy to not issue quarterly earnings guidance or revise the annual earnings outlook unless a material event occurs that impacts our original reported FFO outlook range. This policy is intended to lessen the emphasis on short-term movements that do not have a material impact on earnings or long-term value of the Company.

In particular, we have assumed a non-cash share-based compensation charge in G&A of $5 to $6 million. This assumed charge relates to recent grants under our 2013 Omnibus Equity Incentive Plan (the "Plan"), which will be voted on at our annual meeting of stockholders to be held on May 16, 2013. However, please note that we will begin to expense these grants only if and when we receive stockholder approval of the Plan. The actual expense associated with these grants is dependent on the public price for our common stock on the date of adoption of the Plan by our stockholders, which could exceed our assumed price and result in a share-based compensation charge that is greater than we have assumed above.

Webcast and Conference Call

The Company will conduct its first quarter earnings conference call on Tuesday, May 7, 2013 at 11:00 a.m. Eastern Time. To participate in the conference call, please dial 877-407-3982, or 1-201-493-6780 for international participants, at least five minutes prior to the scheduled start time. A live audio webcast will also be available on the Company's website (www.pky.com). A taped replay of the call can be accessed 24 hours a day through May 14, 2013, by dialing 877-870-5176, or 1-858-384-5517 for international callers, and using the passcode 411934. An audio replay will also be archived and indexed on the Company's website.

Annual Meeting

Parkway Properties, Inc. will host its 2013 Annual Meeting of Shareholders on May 16, 2013, at 2:00 p.m. Central Time. The meeting will be held on the ninth floor of Phoenix Tower located at 3200 Southwest Freeway in Houston, Texas.

About Parkway Properties

Parkway Properties, Inc. is a fully integrated, self-administered and self-managed real estate investment trust ("REIT") specializing in the acquisition, ownership and management of quality office properties in higher growth submarkets in the Sunbelt region of the United States. Parkway owns or has an interest in 45 office properties located in eight states with an aggregate of approximately 13.0 million square feet at April 1, 2013. Parkway also offers fee-based real estate services which manage and/or lease approximately 11.8 million square feet for third parties as of April 1, 2013. Additional information about Parkway is available on the Company's website at www.pky.com.

Forward Looking Statement

Certain statements in this press release that are not in the present or past tense or that discuss the Company's expectations (including any use of the words "anticipate," "assume," "believe," "estimate," "expect," "forecast," "guidance," "intend," "may," "might," "outlook," "project", "should" or similar expressions) are forward-looking statements within the meaning of the federal securities laws and as such are based upon the Company's current beliefs as to the outcome and timing of future events. There can be no assurance that actual future developments affecting the Company will be those anticipated by the Company. Examples of forward-looking statements include projected 2013 fully diluted EPS, share of depreciation and amortization, reported FFO per share, projected net operating income, cap rates, internal rates of return, future dividend payment rates, forecasts of FFO accretion, projected capital improvements, expected sources of financing, expectations as to the timing of closing of acquisitions, dispositions and other potential transactions and descriptions relating to these expectations. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of the Company) and are subject to change based upon various factors including, but not limited to, the following risks and uncertainties: changes in the real estate industry and in performance of the financial markets; the demand for and market acceptance of the Company's properties for rental purposes; the ability of the Company to enter into new leases or renewal leases on favorable terms; the amount and growth of the Company's expenses; tenant financial difficulties and general economic conditions, including interest rates, as well as economic conditions in those areas where the Company owns properties; risks associated with joint venture partners; risks associated with the ownership and development of real property; termination of property management contracts; the bankruptcy or insolvency of companies for which Parkway provides property management services or the sale of these properties; the outcome of claims and litigation involving or affecting the Company; the ability to satisfy conditions necessary to close pending transactions and the ability to successfully integrate pending transactions; applicable regulatory changes; and other risks and uncertainties detailed from time to time in the Company's SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company's business, financial condition, liquidity, cash flows and financial results could differ materially from those expressed in the Company's forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. The Company does not undertake to update forward-looking statements except as may be required by law.

Company's Use of Non-GAAP Financial Measures

FFO, FAD, NOI and EBITDA, including related per share amounts, are used by management, investors and industry analysts as supplemental measures of operating performance of equity REITs and should be evaluated along with GAAP net income and income per diluted share (the most directly comparable GAAP measures), as well as cash flow from operating activities, investing activities and financing activities, in evaluating the operating performance of the Company. Management believes that FFO, FAD, NOI and EBITDA are helpful to investors as supplemental performance measures because these measures exclude the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs which implicitly assumes that the value of real estate diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, these non-GAAP measures can facilitate comparisons of operating performance between periods and among other equity REITs. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations determined in accordance with GAAP. FFO, FAD, NOI and EBITDA do not represent cash generated from operating activities in accordance with GAAP and are not necessarily indicative of cash available to fund cash needs as disclosed in the Company's Consolidated Statements of Cash Flows. FFO, FAD, NOI and EBITDA should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a measure of liquidity. The Company's calculation of these non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

FFO – Parkway computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts ("NAREIT"), which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition. FFO is defined as net income, computed in accordance with GAAP, reduced by preferred dividends, excluding gains or losses on depreciable real estate, plus real estate related depreciation and amortization. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of FFO on the same basis. On October 31, 2011, NAREIT issued updated guidance on reporting FFO such that impairment losses on depreciable real estate should be excluded from the computation of FFO for current and prior periods presented.

Recurring FFO – In addition to FFO, Parkway also discloses recurring FFO, which considers Parkway's share of adjustments for non-recurring lease termination fees, gains and losses on extinguishment of debt, gains and losses, acquisition costs, fair value adjustments or other unusual items. Although this is a non-GAAP measure that differs from NAREIT's definition of FFO, the Company believes it provides a meaningful presentation of operating performance.

FAD – There is not a generally accepted definition established for FAD. Therefore, the Company's measure of FAD may not be comparable to FAD reported by other REITs. Parkway defines FAD as FFO, excluding the amortization of share-based compensation, amortization of above and below market leases, straight line rent adjustments, gains and losses, acquisition costs, fair value adjustments, gain or loss on extinguishment of debt, amortization of loan costs, non-cash charges and reduced by recurring non-revenue enhancing capital expenditures for building improvements, tenant improvements and leasing costs. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of FAD on the same basis.

EBITDA – Parkway defines EBITDA, a non-GAAP financial measure, as net income before interest expense, amortization of financing costs, amortization of share-based compensation, income taxes, depreciation, amortization, acquisition costs, gains and losses on early extinguishment of debt, other gains and losses and fair value adjustments. Adjustments for Parkway's share of partnerships and joint ventures are included in the computation of EBITDA on the same basis. EBITDA, as calculated by us, is not comparable to EBITDA reported by other REITs that do not define EBITDA exactly as we do. EBITDA does not represent cash generated from operating activities in accordance with GAAP, and should not be considered an alternative to operating income or net income as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.

NOI, Recurring NOI, Same-Store NOI and Recurring Same-Store NOI – NOI includes income from real estate operations less property operating expenses (before interest expense and depreciation and amortization). In addition to NOI, Parkway discloses recurring NOI, which considers adjustments for non-recurring lease termination fees or other unusual items. The Company's disclosure of same-store NOI and recurring same-store NOI includes those properties that were owned during the entire current and prior year reporting periods and excludes properties classified as discontinued operations.

Contact:
Parkway Properties, Inc.
Thomas E. Blalock
Vice President of Investor Relations
Bank of America Center
390 N. Orange Ave., Suite 2400
Orlando, FL 32801
(407) 650-0593
www.pky.com

PARKWAY PROPERTIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31	December 31
	2013	2012
	(Unaudited)
Assets
Real estate related investments:
Office and parking properties	$ 1,934,000	$ 1,762,566
Accumulated depreciation	(215,777)	(199,849)
	1,718,223	1,562,717

Land available for sale	250	250
	1,718,473	1,562,967

Receivables and other assets:
Rents and fees receivable, net	4,094	2,309
Straight line rents receivable	38,131	34,205
Other receivables	3,391	2,755
Unamortized lease costs	67,824	62,978
Unamortized loan costs	7,740	7,183
Escrows and other deposits	10,062	7,606
Prepaid assets	3,969	3,612
Investment in preferred interest	3,500	3,500
Other assets	710	543
Intangible assets, net	127,961	118,097
Management contracts, net	17,219	19,000
Cash and cash equivalents	74,560	81,856
Total assets	$ 2,077,634	$ 1,906,611

Liabilities
Notes payable to banks	$ 125,000	$ 262,000
Mortgage notes payable	768,005	605,889
Accounts payable and other liabilities:
Corporate payables	2,254	1,930
Deferred tax liability - non-current	1,392	1,959
Accrued payroll	1,533	2,980
Fair value of interest rate swaps	15,039	16,285
Interest payable	3,253	2,653
Property payables:
Accrued expenses and accounts payable	13,538	13,111
Accrued property taxes	8,611	6,868
Prepaid rents	11,031	9,488
Deferred revenue	150	315
Security deposits	4,976	4,680
Unamortized below market leases	27,403	22,390
Other liabilities	-	57
Total liabilities	982,185	950,605

Equity
Parkway Properties, Inc. stockholders' equity:
8.00% Series D preferred stock, $.001 par value, 5,421,296
shares authorized, issued and outstanding in 2013 and 2012	128,942	128,942
Common stock, $.001 par value, 114,578,704 shares authorized in 2013 and 2012, 68,765,182 and 56,138,209 shares issued
and outstanding in 2013 and 2012, respectively	69	56
Additional paid-in capital	1,096,423	907,254
Accumulated other comprehensive loss	(6,279)	(4,425)
Accumulated deficit	(350,089)	(337,813)
Total Parkway Properties, Inc. stockholders' equity	869,066	694,014
Noncontrolling interests	226,383	261,992
Total equity	1,095,449	956,006
Total liabilities and equity	$ 2,077,634	$ 1,906,611

PARKWAY PROPERTIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31
	2013	2012
	(Unaudited)

Revenues
Income from office and parking properties	$ 67,760	$ 45,157
Management company income	4,352	5,432
Total revenues	72,112	50,589

Expenses and other
Property operating expense	25,617	17,955
Depreciation and amortization	29,515	17,690
Change in fair value of contingent consideration	-	216
Management company expenses	4,390	4,534
General and administrative	4,215	3,599
Acquisition costs	1,135	826
Total expenses and other	64,872	44,820

Operating income	7,240	5,769

Other income and expenses
Interest and other income	103	97
Interest expense	(10,470)	(9,244)

Loss before income taxes	(3,127)	(3,378)

Income tax benefit (expense)	507	(161)

Loss from continuing operations	(2,620)	(3,539)
Discontinued operations:
Income (loss) from discontinued operations	(347)	3,291
Gain on sale of real estate from discontinued operations	542	5,575
Total discontinued operations	195	8,866

Net income (loss)	(2,425)	5,327
Net (income) loss attributable to noncontrolling interests - unit holders	2	(89)
Net (income) loss attributable to noncontrolling interests - real estate partnerships	1,255	(533)

Net income (loss) for Parkway Properties, Inc.	(1,168)	4,705
Dividends on preferred stock	(2,711)	(2,711)
Net income (loss) attributable to common stockholders	$ (3,879)	$ 1,994

Net income (loss) per common share attributable to Parkway Properties, Inc.:
Basic:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (0.07)	$ (0.16)
Discontinued operations	-	0.25
Basic net income (loss) attributable to Parkway Properties, Inc.	$ (0.07)	$ 0.09
Diluted:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (0.07)	$ (0.16)
Discontinued operations	-	0.25
Diluted net income (loss) attributable to Parkway Properties, Inc.	$ (0.07)	$ 0.09

Weighted average shares outstanding:
Basic	56,849	21,568
Diluted	56,849	21,568

Amounts attributable to Parkway Properties, Inc. common stockholders:
Loss from continuing operations attributable to Parkway Properties, Inc.	$ (4,087)	$ (3,517)
Discontinued operations	208	5,511
Net income (loss) attributable to common stockholders	$ (3,879)	$ 1,994

PARKWAY PROPERTIES, INC.
RECONCILIATION OF FUNDS FROM OPERATIONS AND FUNDS AVAILABLE
FOR DISTRIBUTION TO NET INCOME AT PARKWAY'S SHARE
(In thousands, except per share data)

	Three Months Ended
	March 31
	2013	2012
	(Unaudited)

Net income (loss) for Parkway Properties, Inc.	$ (1,168)	$ 4,705

Adjustments to net income (loss) for Parkway Properties, Inc.:
Preferred dividends	(2,711)	(2,711)
Depreciation and amortization	21,705	10,385
Noncontrolling interest - unit holders	(2)	89
Gain on sale of real estate	(542)	(2,333)
FFO available to common stockholders	$ 17,282	$ 10,135

Adjustments to derive recurring FFO:
Change in fair value of contingent consideration	-	216
Non-recurring lease termination fee income	(146)	(596)
Gain on early extinguishment of debt	-	288
Non-cash adjustment for interest rate swap	-	(138)
Acquisition costs	1,130	248
Realignment expenses	460	180
Recurring FFO	$ 18,726	$ 10,333

Funds available for distribution
FFO available to common stockholders	$ 17,282	$ 10,135
Add (Deduct) :
Straight-line rents	(2,718)	(2,616)
Amortization of above market leases	40	296
Amortization of share-based compensation	89	157
Acquisition costs	1,130	248
Amortization of loan costs	399	442
Non-cash adjustment for interest rate swap	-	(138)
Gain on early extinguishment of debt	-	288
Change in fair value of contingent consideration	-	216
Recurring capital expenditures:
Building improvements	(1,511)	(457)
Tenant improvements - new leases	(192)	(2,900)
Tenant improvements - renewal leases	(1,340)	(1,219)
Leasing costs - new leases	(56)	(505)
Leasing costs - renewal leases	(662)	(235)
Total recurring capital expenditures	(3,761)	(5,316)
Funds available for distribution	$ 12,461	$ 3,712

Diluted per common share/unit information (**)
FFO per share	$ 0.30	$ 0.43
Recurring FFO per share	$ 0.33	$ 0.44
FAD per share	$ 0.22	$ 0.16
Dividends paid	$ 0.15	$ 0.075
Dividend payout ratio for FFO	50.0%	17.4%
Dividend payout ratio for recurring FFO	45.5%	17.0%
Dividend payout ratio for FAD	68.2%	46.9%

Other supplemental information

Recurring capital expenditures	$ 3,761	$ 5,316
Upgrades on acquisitions	3,626	1,332
Total real estate improvements and leasing costs	$ 7,387	$ 6,648

**Information for diluted computations:
Basic common shares/units outstanding	56,851	22,222
Dilutive effect of other share equivalents	29	1,156
Diluted weighted average shares/units outstanding	56,880	23,378

PARKWAY PROPERTIES, INC.
EBITDA, COVERAGE RATIOS AND CAPITALIZATION INFORMATION
(In thousands, except per share, percentage and multiple data)

	03/31/13	12/31/12	09/30/12	06/30/12	03/31/12

Net income (loss) for Parkway Properties, Inc.	$ (1,168)	$ (49,002)	$ 2,129	$ 2,773	$ 4,705

Adjustments at Parkway's share to net income (loss) for Parkway Properties, Inc.:
Interest expense	6,638	4,830	4,661	5,035	6,206
Amortization of financing costs	399	523	347	402	442
Non-cash adjustment for interest rate swap	-	-	-	(77)	(138)
Loss on early extinguishment of debt	-	-	117	491	288
Acquisition costs	1,130	1,281	88	510	248
Depreciation and amortization	21,705	14,625	13,783	11,566	10,385
Amortization of share-based compensation	89	61	167	47	157
Gain on sale of real estate and other assets	(542)	(3,172)	(528)	(2,601)	(2,333)
Non-cash losses	-	51,167	-	-	-
Change in fair value of contingent consideration	-	-	-	-	216
Tax expense (benefit)	(507)	118	(7)	(11)	161
EBITDA	$ 27,744	$ 20,431	$ 20,757	$ 18,135	$ 20,337

Interest coverage ratio	4.2	4.2	4.5	3.6	3.3

Fixed charge coverage ratio (1)	2.5	2.2	2.3	2.0	2.0

Modified fixed charge coverage ratio (1)	3.0	2.7	2.8	2.3	2.3

Capitalization information
Mortgage notes payable	$ 768,005	$ 605,889	$ 549,429	$ 551,564	$ 553,674
Mortgage notes payable-held for sale	-	-	-	29,597	90,710
Notes payable to banks	125,000	262,000	125,000	111,267	48,000
Adjustments for noncontrolling interest in real estate partnerships:
Mortgage notes payable	(230,885)	(272,215)	(272,880)	(295,740)	(320,107)
Parkway's share of total debt	662,120	595,674	401,549	396,688	372,277
Less: Parkway's share of cash	(46,235)	(55,968)	(30,096)	(12,669)	(12,522)
Parkway's share of net debt	615,885	539,706	371,453	384,019	359,755
Series D Preferred stock (liquidation value)	135,532	135,532	135,532	135,532	135,532
Parkway's share of net debt plus preferred stock (1)	$ 751,417	$ 675,238	$ 506,985	$ 519,551	$ 495,287

Shares of common stock and operating units outstanding	68,767	56,140	41,499	28,037	23,758
Stock price per share at period end	$ 18.55	$ 13.99	$ 13.37	$ 11.44	$ 10.48
Market value of common equity	$ 1,275,628	$ 785,399	$ 554,842	$ 320,743	$ 248,984
Series D preferred stock (liquidation value)	135,532	135,532	135,532	135,532	135,532
Series E convertible preferred stock (liquidation value)	-	-	-	151,700	-
Total market capitalization (including net debt)	$ 2,027,045	$ 1,460,637	$ 1,061,827	$ 991,994	$ 744,271
Net debt as a % of market capitalization	30.4%	37.0%	35.0%	38.7%	48.3%

EBITDA - annualized	$ 110,976	$ 81,724	$ 83,028	$ 72,540	$ 81,348
Adjustment to annualize investment activities (2)	16,490	19,368	(141)	11,824	(5,132)
EBITDA - adjusted annualized	$ 127,466	$ 101,092	$ 82,887	$ 84,364	$ 76,216
Net debt to EBITDA multiple	4.8	5.3	4.5	4.6	4.7
Net debt plus preferred to EBITDA multiple	5.9	6.7	6.1	6.2	6.5

(1)  Impact of Series E Cumulative Convertible Preferred Stock is not included in the fixed charge coverage ratio, modified fixed charge coverage ratio or Parkway's share of net debt plus preferred at June 30, 2012, as the shares were converted to common stock on July 31, 2012.   Had the Series E Cumulative Convertible Preferred Stock been included in these ratios then the fixed charge coverage ratio, modified fixed charge coverage ratio and Parkway's share of net debt plus preferred for the second quarter of 2012 would have been 1.8, 2.1 and 8.3 times, respectively.

(2) Adjustment to annualized EBITDA represents the implied annualized impact of any acquisition or disposition activity for the period.

PARKWAY PROPERTIES, INC.
SAME-STORE NET OPERATING INCOME
THREE MONTHS ENDED MARCH 31, 2013 AND 2012
(In thousands, except number of properties)

						Average
				Net Operating Income		Occupancy
		Number of	Percentage
	Square Feet	Properties	of Portfolio (1)	2013	2012	2013	2012

Same-store properties:
Wholly-owned	5,280	25	30.21%	$ 12,732	$ 12,844	87.9%	87.0%
Fund II	3,072	8	31.26%	13,175	12,772	90.4%	87.1%
Total same-store properties	8,352	33	61.47%	$ 25,907	$ 25,616	88.8%	87.0%
Net operating income from all
office and parking properties	13,038	45	100.00%	$ 42,143	$ 27,202

(1) Percentage of portfolio based on 2013 net operating income.

The following table is a reconciliation of net income (loss) to SSNOI and Recurring SSNOI:

						Three Months Ended
						March 31
						2013	2012

Net income (loss) for Parkway Properties, Inc.						$ (1,168)	$ 4,705
Add (deduct):
Interest expense						10,470	9,244
Depreciation and amortization						29,515	17,690
Management company expenses						4,390	4,534
Income tax (benefit) expense						(507)	161
General and administrative expenses						4,215	3,599
Acquisition costs						1,135	826
Change in fair value of contingent consideration						-	216
Net income (loss) attributable to noncontrolling interests - real estate partnerships						(1,255)	533
Net income (loss) attributable to noncontrolling interests - unit holders						(2)	89
(Income) loss from discontinued operations						347	(3,291)
Gain on sale of real estate from discontinued operations						(542)	(5,575)
Management company income						(4,352)	(5,432)
Interest and other income						(103)	(97)
Net operating income from consolidated office and parking properties						42,143	27,202
Less: Net operating income from non same-store properties						(16,236)	(1,586)
Same-store net operating income (SSNOI)						25,907	25,616
Less: non-recurring lease termination fee income						(199)	(644)
Recurring SSNOI						$ 25,708	$ 24,972

Parkway's share of SSNOI						$ 16,242	$ 16,363

Parkway's share of recurring SSNOI						$ 16,122	$ 15,863